Exhibit (a)(5)(vi)

Vector Capital Press Contact:
Ada Wong
awong@vectorcapital.com
415-293-5030

Corel Holdings Announces Determination Not to Extend Subsequent Offering Period;
Opportunity to Tender Shares for Prompt Payment Expires at Midnight, New York City time, on Friday, December 4, 2009

San Francisco, California, December 3, 2009 – Corel Holdings, L.P. (“CHLP”), a limited partnership controlled by an affiliate of Vector Capital, today announced that it does not plan to extend the subsequent offering period that is scheduled to expire on Friday, December 4, 2009 in its all-cash tender offer to purchase all outstanding common shares, no par value, of Corel Corporation (Nasdaq: CREL; TSX: CRE), excluding the shares owned by CHLP and its affiliates, at U.S.$4.00 per share, net to the seller in cash, without interest and less applicable withholding taxes.

The initial offering period expired November 25, 2009, pursuant to which CHLP acquired approximately 52.4% of the outstanding shares of Corel Corporation not already held by CHLP and its affiliates.  Such shares constitute sufficient voting power for CHLP to consummate a subsequent acquisition transaction to acquire all common shares not tendered in the offer without any further action by the unaffiliated shareholders.  The subsequent offering period enables holders who did not tender during the initial offering period to participate in the offer and receive the U.S.$4.00 per share offer price promptly after such shares are tendered, rather than waiting until the completion of the subsequent acquisition transaction described in the offer to purchase.

If CHLP obtains at least 90% of the outstanding shares of Corel Corporation not held by CHLP and its affiliates pursuant to the tender offer, CHLP anticipates completing a compulsory acquisition of the remaining shares promptly after the conclusion of the subsequent offering period.  If CHLP does not obtain at least 90% of such shares, CHLP anticipates that a subsequent acquisition transaction to acquire the remaining shares would not close until February 2010.  In that scenario, holders that do not tender their shares prior to Friday’s deadline would not receive the cash consideration until after the closing of the subsequent acquisition transaction.

Innisfree M&A Incorporated is serving as information agent for the tender offer.  Davis Polk & Wardwell LLP and Osler, Hoskin & Harcourt LLP are acting as legal counsel to Vector Capital and CHLP.

About Vector Capital

Vector Capital is a leading private equity firm specializing in spinouts, buyouts and recapitalizations of established technology businesses. Vector Capital identifies and pursues these complex investments in both the private and public markets. Vector Capital actively partners with management teams to devise and execute new financial and business strategies that materially improve the competitive standing of these businesses and enhance their value for employees, customers and shareholders. Among Vector Capital’s notable investments are LANDesk Software, Savi Technology, SafeNet, Precise Software Solutions, Printronix, Register.com, Tripos and Watchguard Technologies. For more information, visit www.vectorcapital.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release may contain, in addition to historical information, certain forward-looking statements. All statements included in this document concerning activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. Actual results could differ materially from the results discussed in the forward-looking statements.

Forward-looking statements are based on current expectations and projections about future events and involve known and unknown risks, uncertainties and other factors that may cause actual results and performance to be materially different from any future results or performance expressed or implied by such forward-looking statements, including the risk that all conditions to the tender offer will not be satisfied. We undertake no obligation to update any forward-looking statements.

Additional Information and Where to Find It

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER TO SELL COREL CORPORATION’S COMMON SHARES. THE TENDER OFFER IS BEING MADE PURSUANT TO A TENDER OFFER STATEMENT ON SCHEDULE TO (INCLUDING THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND OTHER RELATED TENDER OFFER MATERIALS) FILED BY COREL HOLDINGS, L.P. WITH THE SECURITIES AND EXCHANGE COMMISSION (SEC) ON OCTOBER 28, 2009. IN ADDITION, ON NOVEMBER 12, 2009, COREL CORPORATION FILED WITH THE SEC A SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WITH RESPECT TO THE TENDER OFFER.  THE TENDER OFFER STATEMENT (AND RELATED MATERIALS), AS THEY MAY BE AMENDED FROM TIME TO TIME, AND THE SOLICITATION/RECOMMENDATION STATEMENT, AS IT MAY BE AMENDED FROM TIME TO TIME, CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER, THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF THESE MATERIALS AND OTHER DOCUMENTS FILED BY COREL HOLDINGS, L.P. WITH THE SEC AT THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV. THESE MATERIALS MAY ALSO BE OBTAINED FOR FREE BY CONTACTING THE INFORMATION AGENT FOR THE TENDER OFFER, INNISFREE M&A INCORPORATED, AT 888-750-5834.